Exhibit 99.1

UTMD Reports Audited Year 2018 and Fourth Quarter Financial Performance
Contact: Crystal Rios	January 31, 2019
(801) 566-1200

Salt Lake City, Utah – Excluding a large favorable adjustment correcting the U.S. repatriation tax (REPAT) on foreign subsidiary cash and cumulative earnings (E&P), Utah Medical Products, Inc. (Nasdaq: UTMD) concluded a solid year in 2018 in which it was able to exceed its beginning of year projections to stockholders. Currencies in this report are denoted as $ or USD = U.S. Dollars; AUD = Australia Dollars; GBP = UK Pound Sterling; EUR = Euros; and CAD = Canadian Dollars.  Currency amounts are in thousands, except per share amounts and where noted.

Stockholders may recall that the REPAT tax adjustment was recorded in the third quarter (3Q) of 2018.  UTMD’s initial estimate of the combined Federal and Utah State REPAT tax was $6,288, recorded in 4Q 2017 financial results, the period in which the “Tax Cuts and Jobs Act” (TCJA) was enacted by Congress.  In 3Q 2018, after more IRS information became available and when UTMD’s independent tax advisors completed the 2017 income tax return, it became known to the Company that the actual REPAT tax liability is $3,058, resulting in a favorable $3,230 adjustment to UTMD’s 3Q 2018 income tax provision. In addition, there is now a new Global Intangible Low-Taxed Income (GILTI) tax applicable for 2018 that resulted from the TCJA, an estimate for which was included in both the 3Q and 4Q 2018 tax provision.

The REPAT and GILTI tax provisions had a significant impact on UTMD’s U.S. GAAP Net Income (NI) in 2017 and 2018 because about half of UTMD’s business has in recent years been outside the U.S. (OUS), and profits generated by UTMD’s OUS subsidiaries had not been repatriated to the U.S. since 2005 following the Bush “American Jobs Creation Act of 2004” enacted in October 2004.

All income statement categories of UTMD’s operating performance are unaffected by the REPAT tax adjustment and GILTI tax estimate except for NI, which are profits after tax, and Earnings Per Share (EPS), which is NI divided by diluted shares outstanding.  A more complete explanation of the income tax changes follows later in this report.

UTMD management believes that the presentation of results excluding the favorable REPAT tax liability adjustment, and the new 2018 GILTI tax, to its 4Q 2018 and year 2018 income tax provision, provides meaningful supplemental information to both management and investors that is more clearly indicative of UTMD’s operating results in 2018 compared to 2017.

A quick comparison of income statement categories, including the referenced non-GAAP Net Income (NI) and Earnings Per Share (EPS), for the applicable time periods in 2018 to 2017 is as follows:

	4Q 2018 (October – December)	Year 2018 (January – December)
Consolidated Revenues (Sales):	(4%)	+1%
Gross Profit (GP):	(6%)	-
Operating Income (OI):	(7%)	( 2%)
Income Before Tax (EBT):	(4%)	+2%
NI (before REPAT):	-	+6%
EPS (before REPAT):	(1%)	+6%

The weaker 4Q 2018 results compared to 4Q 2017, which were not indicative of the year as a whole, do not represent a trend and were actually better than expected. Currency amounts in this report are in thousands, except per share amounts and where noted.

The non-GAAP NI and EPS amounts, excluding the 4Q 2017 REPAT tax provision and deferred tax liability (DTL) adjustment due to the new 21% U.S. tax rate, the REPAT tax adjustment in 3Q 2018 and the GILTI tax accrual in 2H 2018 follow:
	4Q18	4Q17	2018	2017
NI (non-GAAP)	3,522	3,535	15,504	14,562
EPS (non-GAAP)	$0.940	$0.945	$4.136	$3.897

The $6,288 REPAT provision recorded in 4Q 2017 rendered both NI and EPS in 4Q 2017 to be negative. So, a U.S. GAAP percentage change in NI and EPS comparing fourth quarters is not applicable. The corrected REPAT tax provision booked in 3Q 2018, and the GILTI tax provisions booked in 3Q and 4Q 2018, provided the following change in U.S. GAAP NI and EPS comparing the full year of 2018 compared to the full year of 2017:
Year 2018 (January – December)
NI (per U.S. GAAP):	+118%
EPS (per U.S. GAAP):	+117%

U.S. GAAP NI for the 2018 calendar year was $18,555 compared to $8,505 in 2017. U.S. GAAP EPS for the 2018 calendar year were $4.950 compared to $2.276 in 2017.  In UTMD management’s view, comparing U.S. GAAP NI and EPS between 2018 and 2017 does not provide stockholders with meaningful insight about UTMD’s financial performance. It also suggests a fluctuation in non-tax-related financial performance that is simply not accurate.

The associated key profit margins (profits as a percentage of sales) compared to the same time periods in the prior calendar year were as follows:
	4Q18	4Q17	2018	2017
Gross Profit Margin (GPM):	62.6%	63.4%	62.6%	63.7%
Operating Income Margin (OIM):	43.8%	44.8%	44.5%	45.9%
Earnings Before Tax Margin (EBTM):	45.2%	44.9%	46.3%	46.1%
NIM (non-GAAP, before REPAT):	36.1%	34.7%	36.9%	35.2%

The 2018 EBTM and non-GAAP NIM expansion was due to non-operating income resulting from higher interest rates on higher cash balances, and a gain from a 3Q 2018 sale of an unneeded Utah storage facility.  The lower GPM came from higher direct material costs, a portion of which was due to a mix change toward finished devices with higher direct material content. Although loaded direct labor costs were higher, the labor productivity of UTMD’s manufacturing plants remained consistent with the prior year. The lower OPM resulted from the effect of the lower GPM plus 3% (+$224) higher Operating Expenses (OE) with only 1% higher revenues for the year. Although OE as a whole were up $224, both general and administrative (G&A) expenses, excluding the expense from amortizing Femcare Identifiable Intangible Assets (IIA), and product development (R&D) expenses in USD terms were about the same as in the prior year. The G&A expense of amortizing Femcare IIA in USD terms was up $75 (+4%), even though in GBP terms the amortization expense was the same in both years, because of the strength of the GBP compared to the USD in the 1H 2018. Sales and marketing (S&M) expenses were up $164 (+11%) as UTMD added some people.

Excluding the noncash effects of depreciation, amortization of intangible assets, remeasured value of foreign currency bank balances and non-cash stock option expense, 2018 consolidated earnings before taxes and interest expense (EBITDA) were $22,464 compared to $21,979 in 2017. The REPAT tax accrual in 2017 and adjustment in 2018, 2017 DTL adjustment and GILTI tax accrual in 2018 had no effect on this EBITDA metric. All things considered, the primary difference that led to higher EBITDA in 2018 was the net non-operating income (NOI) from sale of an unneeded storage facility in Utah.

Income Statement Summary.
Total consolidated revenues (sales) were $584 (+1.4%) higher in 2018 than in 2017. There were several offsetting factors as described in more detail below. Total U.S. domestic sales were up $906 (+4.5%) in 2018, at $21,192 compared to $20,286 in 2017.  OUS sales, which represented 50% of total sales in USD terms, were down $322 (1.5%) compared to 2017.

UTMD’s GPM was squeezed by higher labor and direct materials costs, as well as a product mix difference. OEM sales, which grew faster than other sales categories, have inherently lower GPMs than direct end user device sales, because someone else incurs the OE associated with S&M, as well as much of R&D and G&A. The combination of higher variable manufacturing costs and change in product mix resulted in a 2018 GPM of 62.6% compared to 63.7% in 2017, which remained above management’s overall GPM target of 60%.

Total consolidated OE increased 3%, which was faster than the 1% increase in total sales, which further diluted the impact of a lower GPM on UTMD’s OIM. One-third of the OE increase was foreign currency exchange (FX) rate related due to a $75 USD-value increase in the Femcare IIA amortization which was actually the same in GBP. The OE ratio in 2018 was 18.1% of sales compared to 17.8% in 2017. The 2018 OE ratio still represented very tightly controlled OE compared with similar companies in the industry. As a result of the above factors, UTMD’s OIM slipped to 44.5% in 2018 from 45.9% in 2017. The lower 2018 OIM still represents very consistent, high performing UTMD financial performance.

UTMD’s $761 NOI in 2018 was substantially higher than the $71 NOI in 2017.  This was because of a $450 gain from 2Q 2018 sales of assets, primarily a storage facility in Utah, and $201 higher interest income resulting from higher interest rates on higher cash balances in 2018 compared to 2017. As a result, UTMD’s GAAP 2018 EBT increased $377 (+2%) compared to 2017, and UTMD’s 2018 EBTM improved to 46.3% of sales compared to 46.1% of sales in 2017.

The U.S. TCJA enacted in December 2017 levied a theoretical one-time REPAT tax on UTMD, resulting from the cumulative income of UTMD’s foreign subsidiaries. The State of Utah followed the IRS and also levied a REPAT tax.  UTMD’s initial estimate of the REPAT tax substantially reduced NI and EPS in 4Q 2017. After more IRS information became available and when UTMD’s independent tax advisors completed the 2017 income tax return, it became known to the Company in 3Q 2018 that the actual REPAT tax liability was $3,058, resulting in a favorable $3,230 adjustment to UTMD’s 3Q 2018 income tax provision. The result was a very favorable $3,230 increase in 2018 NI and EPS.  In addition, there is a new Global Intangible Low-Taxed Income (GILTI) tax applicable for 2018 that resulted from the TCJA, in contradiction to the “one-time” REPAT tax.  A total $179 GILTI tax estimate is included in the 3Q and 4Q 2018 tax provisions for the first time.

The TCJA reduced the U.S. corporate income tax rate from 34% in 2017 to 21% in 2018. The State of Utah reduced its corporate rate from 5% to 4.95%. The 2018 tax rates in OUS sovereignties remained the same: 19% in the UK; 12.5% in Ireland; 30% in Australia and 26% in Ontario, Canada. Given the change in the U.S. income tax rate and variation in mix of pretax income generated by OUS subsidiaries, UTMD’s average tax provision rate in 2018 (prior to the REPAT tax adjustment and GILTI tax) was 20.3% compared to 23.7% in 2017 (prior to the REPAT tax estimate in 4Q 2017). This lower combined corporate income tax rate, together with the 2% higher EBT, produced 2018 non-GAAP NI of $15,504 compared to non-GAAP NI of $14,562 in 2017, a $942 (+6.5%) increase. This non-GAAP NI resulted in non-GAAP 2018 EPS of $4.14 instead of the beginning of year projection of $3.80 - $3.90.

Additional details follow to augment the Summary above.

Consolidated Revenues (Sales).
Total sales in 2018 were $41,998 (+1.4%) compared to $41,414 in 2017, an overall result slightly better than UTMD’s beginning of year projection. Total sales in 4Q 2018 were $9,756 (4.4% lower) compared to $10,201 in 4Q 2017. Sixty-one percent of the lower 4Q sales were due to $270 lower domestic sales of the Filshie Clip System to CSI.

Domestic Sales.
U.S. domestic sales in 2018 were $21,192 (50% of total sales) compared to $20,286 (49% of total sales) in 2017. The primary contributors to the 2018 total $906 (+4.5%) higher domestic sales were $968 (+31%) higher sales of components and finished devices used in other companies’ products (OEM customers) and $402 (+3.0%) higher direct sales of UTMD finished devices to domestic end-users.  The OEM and Direct user sales increases were partially offset by $464 (12.3%) lower sales to CSI, Femcare’s US distributor of the Filshie Clip System.

Domestic OEM sales in 2018 represented almost 10% of total sales compared to 8% in 2017.  UTMD sold components and finished devices to 152 different U.S. companies in 2018 compared to 148 companies in 2017, for use in their product offerings.  Sales to UTMD’s largest OEM customer, which are expected to continue to grow at a rapid rate in 2019, were up 67%.

Domestic direct (end-user) sales of neonatal products were $4,185 (+3% higher), labor & delivery (L&D) products $3,749 (about the same), pressure monitoring (BPM) products $1,021 (+9% higher) and gynecology/electrosurgery/ urology products excluding the Filshie Clip System $4,849 (+4% higher).

In 4Q 2018, domestic U.S. sales were $5,187 (53% of total sales) compared to $4,857 (48% of total sales) in 4Q 2017.  Domestic sales in 4Q 2018 were $329 (+6.8%) higher than in 4Q 2017, despite that a portion of domestic sales to CSI were $270 (37.2%) lower.  On December 31, 2018 UTMD entered into a definitive agreement with CSI to purchase the remaining 4.75 year life of CSI’s exclusive U.S. distribution rights for the Filshie Clip System in the U.S., with shipments beginning to customers as of February 1, 2019.  In addition to adding the distributor margin to sales looking forward, UTMD hopes to expand its direct domestic gynecology sales of the Filshie Clip System through a focus with end users and a conversion to single use applicator kits, approved by the FDA for distribution in the U.S. in late 2016, which UTMD believes is in the best interest of patients.

Outside the U.S. (OUS) Sales.
Sales OUS in 2018 were $20,806 (1.5% lower) compared to $21,129 in 2017.

Sixty-seven percent of (USD denominated) 2018 OUS sales were invoiced in foreign currencies compared to 64% in 2017. As a portion of total sales, 33% of UTMD’s USD-equivalent sales were invoiced in foreign currencies in both 2018 and 2017.  In 2018, the GBP, EUR, AUD and CAD converted sales represented 10%, 12%, 5% and 6% of total 2018 USD sales, respectively.  This compares to 10% GBP, 10% EUR, 6% AUD and 7% CAD of total 2017 USD sales. Because a significant portion of UTMD’s sales are invoiced in foreign currencies, changes in FX rates can potentially have a material effect on period-to-period USD-denominated sales. FX rates had a varied impact during 2018.

UTMD’s FX rates for income statement purposes are transaction-weighted averages. The average rates from the applicable foreign currency to USD during 4Q 2018 and year 2018 compared to the same periods in 2017 follow:
	4Q 18	4Q 17	Change	2018	2017	Change
GBP	1.287	1.328	(3.1)%	1.334	1.290	+3.4%
EUR	1.141	1.178	(3.2)%	1.180	1.133	+4.1%
AUD	0.717	0.768	(6.7)%	0.747	0.767	(2.5)%
CAD	0.759	0.786	(3.5)%	0.773	0.769	+0.5%
Sales Weighted Average Change			(3.7)%			+2.2%

FX rates added $306 to 2018 year (as a whole) sales using the same FX rates as in 2017 (constant currency).  The above table identifies that the USD strengthened considerably in late 2018, which reduced 4Q 2018 sales by $134 in constant currency terms.

OUS sales in 4Q 2018 were $4,569 ($774 lower) compared to $5,344 in 4Q 2017.  The FX rate change noted above explains 17% of the lower 4Q OUS sales.  The variance in order pattern of UTMD’s China distributor for BPM devices explains another 55% of the difference. In 2017, this distributor purchased five shipments at an average $393 each, with two of the shipments in the 2Q 2017.  In 2018, this distributor purchased three shipments at an average $416 each, with one in each of the first three quarters and none in 4Q 2018. The actual sales difference was $425 lower sales comparing 4Q 2018 with 4Q 2017. This was expected and included in UTMD’s projections at the beginning of 2018 because this distributor placed an annual fixed order at the beginning of each year. The order received from this distributor in fixed USD for 2019 returns to four shipments during the year at an average of $419 per shipment, which will add $430 in 2019 sales compared to 2018.  The remaining $215 in lower 4Q 2018 OUS sales compared to 4Q 2017 was a result of $178 lower Filshie Clip System sales in Australia and Canada, and a minor variance in other international distributors’ order patterns for exports from Ireland and the U.S.

USD-denominated trade (excludes intercompany) sales of devices to OUS customers by UTMD’s Ireland facility (UTMD Ltd) were $5,008 in 2018 compared to $5,224 in 2017.  The FX impact added $134 to 2018 sales and subtracted $34 from 4Q 2018 sales compared to same period foreign currency sales in 2017.  Ireland produces the sales of BPM devices to UTMD’s China distributor, which were $716 lower in 2018 than in 2017 due to the previously described order pattern fluctuation. In constant EUR currency and eliminating sales of BPM devices to its China distributor in both periods, 2018 Ireland trade sales experienced 11% growth compared to 2017.  In EUR terms, UTMD Ltd 2018 sales including intercompany shipments and China trade sales were 6% higher for the year.

In 2018, UTMD formally renamed its UK subsidiary Femcare-Nikomed Ltd to Femcare Ltd.  USD-denominated 2018 trade sales of devices to domestic UK, domestic France and international distributor customers of Femcare Ltd, excluding intercompany sales and sales to CSI (which are domestic sales), were $5,849 (+9%) higher compared to $5,356 in 2017. The FX impact added $209 to 2018 sales and subtracted $44 from 4Q 2018 sales compared to the same periods in 2017.  In constant currency, 2018 sales were up 5%. Sales of the Filshie Clip System in Europe (including the UK) remained strong. Separately, Femcare Ltd sales to CSI (which are included in U.S. domestic sales) were $464 (12%) lower in 2018 than in 2017, and $270 (37%) lower in 4Q 2018 than in 4Q 2017.  The trade sales to CSI in 2018 will become intercompany sales to UTMD in Utah in 2019. In GBP terms, total UK subsidiary 2018 sales including intercompany shipments as well as sales to CSI were 6% lower for the year.

USD-denominated sales of devices to end-users in Australia by Femcare’s Australia distribution subsidiary (Femcare Australia Pty Ltd) were 14% lower in both 2018 and 4Q 2018 compared to the same periods in 2017. The FX impact subtracted $50 from 2018 sales, and subtracted $34 from 4Q 2018 sales, compared to the same periods in 2017.  AUD denominated sales in 2018 were 12% lower than in 2017.

USD-denominated sales of devices to end-users in Canada by UTMD’s Canada distribution subsidiary (Utah Medical Products Canada, Inc.) were 12% lower in 2018 compared to 2017, and 14% lower in 4Q 2018 compared to 4Q 2017. The FX impact added $13 to 2018 sales, and subtracted $22 from 4Q 2018 sales, compared to the same periods in 2017.  CAD denominated sales in 2018 were 13% lower than in 2017.

Looking forward to 2019, there again seem to be several offsetting influences on projected sales which may not be minor.  UTMD expects worldwide macroeconomic conditions to weaken, which may affect the demand for discretionary specialty medical devices. A continuing trade war with China could have significant adverse effects on UTMD. On the subject of BREXIT, UTMD does not foresee a material impact on its financial results in 2019, despite the politically expressed doomsday concerns. As of this date at the end of January 2019, the FX rates of the above foreign currencies remain consistent with the 4Q 2018 average rates, i.e. substantially weaker relative to the USD than in 2018 as a whole year. If the 4Q 2018 FX rates remain for the balance of 2019, a projected negative $500 FX impact on same foreign currency sales would wipe out the additional sales obtained from the aforementioned China distributor. Although it remains uncertain as to whether or not the weaker Filshie Clip System sales experienced particularly in 4Q 2018 in Australia, Canada and the U.S. might represent a trend into 2019, or just a fluctuation in end-of-year order pattern, UTMD expects a substantial increase in Filshie Clip System sales in the U.S. due to direct sales to end-users beginning in February. Combining the above assumptions with another strong increase in U.S. OEM sales, management currently projects UTMD 2019 USD consolidated revenues may be in the range of  9-10% higher than in 2018.

Gross Profit (GP).
As noted above, the dilution in UTMD’s 2018 average GPM was primarily the result of higher direct materials costs. In addition to actual price increases and increased freight-in expense from raw material vendors, a significant sales mix change resulted from $447 lower (higher GPM) Filshie Clip System sales combined with $968 higher (lower GPM) OEM product sales.

Operating Income (OI).
OI results from subtracting OE from GP.  OI in 2018 was $18,697 (44.5% of sales) compared to $19,011 in 2017 (45.9% of sales).  In 4Q 2018, UTMD’s OI was $4,269 (43.8% of sales) compared to OI of $4,573 (44.8% of sales) in 4Q 2017. The lower OIM in 2018 was due to the lower GPM plus a slight increase in OE as a percentage of sales.

The 2018 OE of $7,608 (18.1% of sales) were $224 higher than the 2017 OE of $7,385 (17.8% of sales). The OE ratio was only slightly higher because of the 1.4% increase in sales. In 4Q 2018, OE of $1,837 (18.8% of sales) were $60 lower than the 4Q 2017 OE of $1,897 (18.6% of sales).  Operating expenses are comprised of general and administrative (G&A) expenses, sales and marketing (S&M) expenses and product development (R&D) expenses.

G&A expenses in 2018 were $5,447 (13.0% of 2018 sales) compared to $5,393 (13.0% of 2017 sales) in 2017, an increase of $54. The difference can be attributed to the GBP/USD FX rate.  Amortization of the 2011 acquired Femcare IIA is part of G&A expenses. Although the IIA amortization expense in 2018 was the same in GBP as in 2017, because of the average stronger GBP during 2018, the 2018 IIA amortization expense for the year was $75 higher. A more detailed segmentation of UTMD’s OE including G&A expenses will be provided in UTMD’s SEC 10-K Annual Report to be released on or before March 15.

S&M expenses in 2018 were $1,708 (4.1% of 2018 sales) compared to $1,544 (3.7% of 2017 sales) in 2017. The higher S&M expenses were due to UTMD hiring additional S&M employees. Eighty percent of the increase in S&M expenses was in the U.S.

R&D expenses were $454 (1.1% of 2018 sales) compared to $448 (1.1% of 2017 sales). R&D played a significant and continuing role in manufacturing process improvements, in addition to continuing work on new product projects. UTMD does not pre-announce new devices that are being developed in R&D.

Income Before Tax (EBT).
EBT results from subtracting net non-operating expenses (NOE) from, or adding net non-operating income (NOI) to, OI.  Total EBT in 2018 was $19,458 (46.3% of sales) compared to $19,082 (46.1% of sales) in 2017.  EBT in 2018 was $377 (+2.0%) higher than in 2017. The higher EBT was essentially due to $690 higher NOI.

NOI in 2018 was $761 compared to $71 NOI in 2017. A $450 gain from 2Q 2018 sales of assets, primarily a storage facility in Utah, and $201 higher interest income resulting from higher interest rates on higher average cash balances in 2018 compared to 2017 essentially explains the difference. The period-to-period remeasured value of EUR cash balances held in the UK and GBP balances held in Ireland generates a gain or loss which is booked at reporting period end as NOI or NOE. UTMD had a 2018 year-end remeasured currency gain (NOI) of $13 compared to a $4 gain in 2017.  In addition, NOI includes royalties from licensing UTMD’s technology, and rent from leasing underutilized property to others, offset by NOE which includes interest on bank loans, bank service fees and excise taxes. UTMD did not have any interest expense in either 2018 or 2017.

As a side note for clarity of income statement results, UTMD’s 2018 and 2017 EBT, as well as all other income statement measures above the EBT line in the Income Statements, were unaffected by the 4Q 2017 accrual of the U.S. REPAT tax, the 2017 reduction in the DTL caused by a lower future U.S. income tax rate enacted in the TCJA, the 3Q 2018 REPAT tax adjustment and the 2018 GILTI tax accrual.  Therefore, from management’s perspective, the 2018 year to 2017 year comparisons of sales, GP, OI and EBT per U.S. GAAP are clear indicators of UTMD’s financial performance.

Net Income (NI) and Return on Stockholder Equity (ROE).
NI results from subtracting a provision for estimated income taxes from EBT. UTMD’s US GAAP NI in 2018 was $18,555 compared to $8,505 in 2017. Despite the reported U.S. GAAP NI, management does not believe the fluctuation is indicative of UTMD’s consistent financial performance. The 2018 non-US GAAP NI (before applying the REPAT tax adjustment and related GILTI tax to provisions) was $15,504 (36.9% of sales) compared to $14,562 (35.2% of sales) in 2017 (before applying the initial REPAT tax estimate and DTL adjustment). In summary, UTMD achieved a 6.5% increase in non-GAAP NI with a slightly lower GPM and OIM on a 1.4% increase in sales. This performance was consistent with management’s beginning projected results for the year. UTMD’s US GAAP NI in 4Q 2018 was $3,393 compared to ($2,522) – a net loss – in 4Q 2017. The non-US GAAP NI in 4Q 2018 was $3,522 (36.1% of sales) compared to $3,535 (34.7% of sales) in 4Q 2017.

Because of the enactment of the TCJA in December 2017, calculating and comparing 2018 to 2017 income tax provisions as a percentage of EBT does not provide meaningful information to stockholders, in UTMD’s opinion. NI and EPS are presented in the ending financial table in this report both according to US GAAP and also prior to recognition of the REPAT tax, GILTI tax and associated adjustments.

Maintaining a high ROE is a key management objective for UTMD in order to grow without diluting its stockholders’ interest. ROE is the quotient of NI divided by average Stockholders’ Equity (ASE), but it is the product of NIM, productivity of assets and financial leverage. Although UTMD’s high NIM is the primary factor that continues to drive its ROE, cash dividends to stockholders, repurchase of shares and a reduction as a result of the REPAT tax helped in lowering ASE, reducing the denominator in calculating ROE. Excluding the effect of the REPAT tax and associated non-GAAP adjustments on NI and ASE, and before dividends, UTMD’s 2018 ROE was 18.6% compared to 19.0% in 2017.

Further Comments on the GILTI Tax
For the benefit of stockholders, UTMD believes that further discussion of its current understanding of the Global Intangible Low-Taxed Income (GILTI) tax resulting from the TCJA might be helpful.

Despite public statements from law-makers in Congress and the U.S. President that the enactment of the TCJA, after the imposition of a one-time transition (REPAT) tax, would move the U.S. corporate income tax system from one which taxes worldwide income to one which only taxes income earned in the U.S., a new perpetual GILTI tax was also included in the TCJA. Reportedly, the purpose of the GILTI tax is to deter U.S. corporations from transferring intangible property to low-tax jurisdictions by subjecting global income to a minimum tax.  In other words, foreign income of international corporations will be taxed in the U.S. if it meets certain requirements. Although the apparent intent was to target corporations with a global tax rate less than 13.125%, the complicated way in which the actual GILTI tax calculation is done suggests to UTMD that essentially all corporations with foreign income will be taxed.  Although UTMD’s 2018 global average income tax rate is well above 13.125%, the Company’s outside tax advisors calculate a Federal GILTI tax of about $38.  Although it seems in contradiction to the intent of not taxing foreign income, this amount doesn’t seem like much in the scheme of things.  But the Federal GILTI tax amount isn’t the real problem.

The State of Utah uses Federal taxable income as a taxable base. As stockholders may recall, the State is receiving a substantial $1.1 million “windfall” REPAT tax as a result of the TCJA, paid over eight years. With respect to Federal GILTI taxable income, the State currently does not allow foreign tax credits consistent with its rules prior to the TCJA, even though the GILTI tax is clearly a foreign income tax. Reportedly, Utah lawmakers have not yet considered the difference in imposing a GILTI tax. The effect of the current Utah tax policy is that UTMD’s 2018 calculated Utah State GILTI tax without foreign tax credits may be about $178, or about five cents per share negative impact on EPS. UTMD does not understand the rationale for the State of Utah receiving another substantial “windfall” income tax which will be on an ongoing basis, in contradiction to the intent of the TCJA. From UTMD’s perspective, if the Federal GILTI tax is $38 with a corporate tax rate of 21%, then the appropriate similar Utah State GILTI tax would be $9 with a corporate income tax rate of 4.95%, on a proportionate basis.

The IRS allows a deduction for state income taxes.  Based on the current 2018 estimates, a $178 Utah GILTI tax deduction at the current Federal income tax rate of 21% would result in about $37 lower Federal income tax. In other words, Congress passed a new Federal GILTI tax for which the Federal government will receive essentially no GILTI tax from UTMD because the GILTI tax collected by State of Utah vastly exceeds the Federal calculation of the tax.

Earnings Per Share (EPS).
For the benefit of providing meaningful supplemental information to both management and investors that is more clearly indicative of UTMD’s operating results in 2018 compared to 2017, non-GAAP EPS in 2018 were $4.136 compared to $3.897, a 6% increase.  EPS per U.S. GAAP in 2018 were $4.950 compared to $2.276 in 2017.

Outstanding shares at the end of 2018 were 3,719,700 compared to 3,721,400 at the end of 2017. The number of shares used for calculating EPS was higher than ending shares because of a time-weighted calculation of average outstanding shares plus dilution from unexercised employee and director options.  The total number of outstanding unexercised employee and outside director options at December 31, 2018 was 61,020 shares at an average exercise price of $56.78/ share, including shares awarded but not vested. This compares to 54,340 unexercised option shares outstanding at the end of 2017 at an average exercise price of $45.50/ share. UTMD’s dilution from unexercised option shares added to actual weighted average outstanding shares for purposes of calculating EPS was 14,900 in 4Q 2018 compared to 21,300 in 4Q 2017, and 18,300 for the year 2018 compared to 19,400 in 2017. The decrease in dilution for the year was due to the effect of a higher share price on outstanding unexercised options at the end of 2018, and future option compensation expense. In December 2018, 22,400 option shares were awarded to 45 employees at an exercise price of $74.64 per share. No options were awarded in 2017.

UTMD paid $4,026 ($1.085/share) in dividends to stockholders in 2018 compared to $3,960 ($1.065/ share) paid or accrued in 2017. Dividends to stockholders during 2018 were 26% of non-GAAP NI.

Near the end of December 2018, UTMD repurchased 15,000 of its shares in the open market at $80.35/ share. In 2017, UTMD did not repurchase shares. The Company retains the strong desire and financial ability for repurchasing its shares at a price it believes is attractive for remaining stockholders. UTMD’s closing share price at the end of 2018 was $83.08, up 2% from the $81.40 closing price at the end of 2017.  The major indices, DJIA, S&P500 and NASDAQ, were all down at least 4% for the year.

Balance Sheet Summary.
At the end of 2018, UTMD had $99.8 million in total assets including $51.1 million in cash equivalent investments, and no bank debt. In comparison, at the end of 2017, UTMD had $93.0 million in total assets including $40.0 million in cash and investments, and no bank debt.  Stockholders’ Equity at the end of 2018 was $89.0 million, up $10.9 million from the end of 2017.

Balance Sheet Highlights.
1)  Cash and investment balances increased $11.2 million even though the Company distributed $4.0 million in cash dividend payments to stockholders, used $1.2 million cash to repurchase UTMD stock and used $0.4 million cash for PP&E purchases.
2)  The Company reduced its long term REPAT tax liability by $3,344.
3)  The net book value of Intangible Assets declined to 29% of total assets at December 31, 2018 from 34% at the end of 2017.
4)  UTMD agreed, as a subsequent event to close at the end of January 2019, to purchase the remaining life of the U.S. exclusive distribution agreement between Femcare and CSI for the Filshie Clip System, which will reduce cash and increase intangible assets by $21 million each.

Financial Ratios as of December 31, 2018.
1)  Current Ratio = 11.6  (including REPAT tax current liability)
2)  Days in Trade Receivables (based on 4Q sales activity) = 36
3)  Average Inventory Turns (based on year 2018 CGS) = 2.9
4)  2018 ROE = 19% (prior to payment of dividends, and based on non-GAAP NI)

Investors are cautioned that this press release contains forward looking statements and that actual events may differ from those projected.  Risk factors that could cause results to differ materially from those projected include market acceptance of products, timing of regulatory approval of new products, regulatory intervention in current operations, government health care “reforms”, fluctuation in foreign currency exchange rates, the Company’s ability to efficiently manufacture, market, and sell its products, among other factors that have been and will be outlined in UTMD’s public disclosure filings with the SEC. The 2018 SEC Form 10-K will be filed on or before March 15, 2019.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures and markets a broad range of disposable and reusable specialty medical devices recognized by clinicians in over a hundred countries around the world as the standard for obtaining optimal long term outcomes for their patients.  For more information about Utah Medical Products, Inc., visit UTMD’s website at www.utahmed.com.

Utah Medical Products, Inc.
INCOME STATEMENT, Fourth Quarter  (3 months ended December 31)
(in thousands except earnings per share)
	4Q 2018	4Q 2017	Percent Change
Net Sales	$9,756	$10,201	(4.4%)
Gross Profit	6,106	6,470	(5.6%)
Operating Income	4,269	4,573	(6.7%)
Income Before Tax	4,413	4,578	(3.6%)
Net Income B4 GILTI Tax	3,522	3,535	(0.4%)
Net Income (GAAP)	3,393	(2,522)
EPS before GILTI Tax	$0.940	$0.945	(0.5%)
EPS (GAAP)	$0.905	$(0.674)
Shares Outstanding (diluted)	3,747	3,742

INCOME STATEMENT, Year  (12 months ended December 31)
	2018	2017	Percent Change
Net Sales	$41,998	$41,414	+1.4%
Gross Profit	26,306	26,395	(0.3%)
Operating Income	18,697	19,011	(1.6%)
Income Before Tax	19,458	19,082	+2.0%
NI B4 REPAT Adjust/ GILTI Tax	15,504	14,562	+6.5%
Net Income (GAAP)	18,554	8,505	+118.2%
EPS B4 REPAT Adjust/ GILTI Tax	$4.136	$3.897	+6.1%
EPS (GAAP)	$4.950	$2.276	+117.5%
Shares Outstanding (diluted)	3,749	3,737

BALANCE SHEET (in thousands)	(audited)	(unaudited)	(audited)
Assets	DEC 31, 2018	SEP 30, 2018	DEC 31, 2017
Cash & Investments	$51,112	$49,353	$39,955
Accounts & Other Receivables, Net	3,955	4,475	3,623
Inventories	5,413	4,920	5,244
Other Current Assets	423	307	366
Total Current Assets	60,903	59,055	49,188
Property & Equipment, Net	10,359	10,574	11,621
Intangible Assets, Net	28,506	29,522	31,936
Total Assets	$99,768	$99,151	$92,745
Liabilities & Stockholders’ Equity
Accounts Payable	975	668	934
REPAT Tax Payable	-0-	85	503
Other Accrued Liabilities	4,285	4,017	3,843
Total Current Liabilities	5,260	4,770	5,280
Deferred Tax Liability – Intangible Assets	2,540	2,698	3,102
Long Term REPAT Tax Payable	2,441	2,441	5,785
Deferred Income Taxes	535	411	456
Stockholders’ Equity	88,992	88,831	78,122
Total Liabilities & Stockholders’ Equity	$99,768	$99,151	$92,745